Exhibit 99.1

Contact Kenn Entringer at Casey Communications, (314)721-2828 or kentringer@caseycomm.com

October 23, 2014

Cass Information Systems, Inc. Posts 3.8% Increase

in 3rd Quarter 2014 Earnings; Raises Dividend by 5% and

Increases Share Buyback Program to 500,000 Shares

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services, reported third quarter 2014 earnings of $.55 per diluted share, a 3.8% increase over the $.53 per diluted share it earned in the third quarter of 2013. Net income for the period was $6.4 million, 4.3% higher than the $6.1 million the company earned in 2013.

	3rd Quarter		%	YTD		%
	2014	2013	Change	2014	2013	Change
Transportation Dollar Volume	$6.7 billion	$6.1 billion	10.0%	$19.3 billion	$17.4 billion	10.8%
Facility Expense Dollar Volume*	$3.3 billion	$3.2 billion	1.1%	$9.6 billion	$8.6 billion	11.2%
Revenues	$29.6 million	$29.1 million	1.9%	$87.6 million	$86.7 million	1.1%
Net Income	$6.4 million	$6.1 million	4.3%	$18.2 million	$18.2 million	—
Diluted Earnings per Share	$.55	$.53	3.8%	$1.57	$1.57	—

*	Includes Energy, Telecom and Environmental

2014 3rd Quarter Recap

A 10% increase in transportation volume, mainly attributed to a large number of new customers and heightened activity from core transportation clients, fueled the quarterly upturn. Even as new sales remained strong, facility expense dollar volume was muted as recent competitor consolidation in the energy sector affected customer retention.

Operating expenses decreased by $0.2 million, or .9%, due mainly to lower pension expense. The decline was recorded even as Cass continued to invest in staff and technology to support growth and win new business.

“For the second consecutive quarter, our transportation payment processing group posted a double-digit gain in processing volume which enabled the company to post record earnings for the quarter,” said Eric H. Brunngraber, Cass president and chief executive officer. “Also notable is the diminished impact that the low interest rate environment had on earnings year over year. Our focus remains on fostering growth across all business lines as we position Cass to fully participate in an improving economy.”

Nine-Month 2014 Recap

For the nine-month period ended September 30, 2014, the company earned $1.57 per diluted share, the same as it earned in the comparable period in 2013. Net income was $18.2 million, approximately the same as in 2013. Revenues rose 1.1%, from $86.7 million in 2013 to $87.6 million in 2014.

Operating expenses were up 1.2%, or $0.7 million, due to the cost of investing in staff and technology offset by lower pension expense, as discussed above.

Cash Dividend and Buyback Program

On October 20, 2014, the company’s board of directors declared a third quarter dividend of $.21 per share payable December 15, 2014 to shareholders of record December 5, 2014. The new quarterly dividend is one cent, or 5% higher than the previous pay-out of 20 cents per share.

The board of directors also authorized the repurchase of up to 500,000 shares of the company’s common stock.

“These actions reflect the company’s strong capital base, solid growth in transaction fees and the confidence of our board of directors in the company’s future,” said Brunngraber. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, energy, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses $35 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2013.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2014 and 2013.

	Quarter Ended September 30, 2014	Quarter Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Transportation Invoice Volume	8,856	8,389	25,489	23,668
Transportation Dollar Volume	$6,725,524	$6,113,332	$19,283,017	$17,398,391
Facility Expense Transaction Volume	5,188	4,978	15,464	14,396
Facility Expense Dollar Volume	$3,250,130	$3,213,889	$9,585,101	$8,616,645
Payment and Processing Fees	$19,743	$18,398	$57,694	$52,422
Net Investment Income	9,387	9,360	27,881	28,958
Gain on Sales of Securities	23	866	23	4,003
Other	457	431	2,033	1,302

Total Revenues	$29,610	$29,055	$87,631	$86,685

Salaries and Benefits	$16,515	$16,460	$49,166	$48,998
Occupancy	783	765	2,345	2,109
Equipment	945	970	3,092	2,801
Other	2,953	3,189	8,924	8,882

Total Operating Expenses	$21,196	$21,384	$63,527	$62,790

Income from Operations before Income Taxes	$8,414	$7,671	$24,104	$23,895
Income Tax Expense	2,013	1,533	5,857	5,652

Net Income	$6,401	$6,138	$18,247	$18,243

Basic Earnings per Share	$.56	$.54	$1.59	$1.60

Diluted Earnings per Share	$.55	$.53	$1.57	$1.57

Average Earning Assets	$1,243,375	$1,210,560	$1,233,136	$1,184,662
Net Interest Margin	3.43%	3.45%	3.45%	3.72%
Allowance for Loan Losses to Loans	1.75%	1.84%	1.75%	1.84%
Non-performing Loans to Total Loans	.22%	.30%	.22%	.30%
Net Loan (Recoveries) Charge-offs to Loans	—	(.05%)	(.03%)	.19%
Provision for Loan Losses	$—	$—	$—	$500